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MASSEY ENERGY COMPANY

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www.masseyenergyco.com

April 26, 2010

To Whom It May Concern:

The April 5 tragedy at Massey Energy’s Upper Big Branch (UBB) coal mine in West Virginia, where 29 members of our company’s family of employees died, has attracted intense public attention to the accident and our company, and understandably so. We, too, are shocked and in a state of grief, not only by the terrible loss of life, but because it occurred despite the enormous emphasis we have put on safety over the past 20 years.

A memorial service for these 29 men was held on Sunday in Beckley, and President Barack Obama, representing the people of the United States, honored the grieving families with his presence.

We have many questions, and we know our stakeholders — all those who care about Massey Energy — do as well. With the immediate emergency of the accident over, we know it is time to report to you what Massey Energy is doing, and will do, in the aftermath of this tragedy. The first and most important consideration, of course, is providing care for the families of the 29 miners who died.

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Each miner’s spouse (beneficiary) will collect life insurance benefits that are five times the miner’s annual pay. In addition, the company will pay the surviving spouse the monthly difference between the miner’s base standard pay and the monthly worker’s compensation benefit until the spouse remarries or dies.

•	A surviving spouse will be entitled to 20 years of health benefits, unless she remarries.

•	Dependent children also will continue to receive health benefits until at least age 19 and, in some cases, until age 24. A childcare benefit for children up to the age of 12 also will be available.

•	And Massey Energy will provide dependent children with a four-year scholarship to an accredited public college, university or vocational school located in West Virginia.

Massey Energy is providing these benefits without requiring any family to settle any legal issues — we’re doing it because it’s the right thing to do.

The UBB mine itself is out of operation and we do not know when it will resume production. Government and company inspection teams are being assembled to determine the cause of the accident. There are three teams of investigators, from the U.S. Mine Safety and Health Administration, the State of West Virginia, and Massey Energy. Once the accident investigation work is completed, we will determine how much work and time will be required to repair damage and make the mine a safe place to work.

UBB had about an average number of violations in 2009-2010 when compared to a rough peer group of similar mines located in Appalachia. It did have a very large number of what are termed D Orders, which are the most serious types of violations, with 47 recorded between the seven months of April through October.

Massey has a Hazard Elimination Committee, comprised of its top managers and chaired by its COO, which requires every violation to be investigated and reported on. Weekly, it reviews new violations and decides upon actions that should be taken, including the disciplining of Massey members. Recognizing the problems at UBB, in 2009 the Committee assigned two safety professionals to work full time in the UBB mine. From November 1 through April 4, there were seven D Orders issued at UBB, an 80% reduction in rate from the previous seven months. Just days before the explosion, federal mine inspectors commented favorably on conditions in the mine.

Serious accidents that lead to loss of life in any industry often are typically not the result of one, easily identifiable cause. Instead, they usually result from a complex interplay of contributing forces. Separating those strands of forces can take time and intense, expert study. That is why it is so important that for this accident, as for others, there be no rush to judgment about its cause.

Clearly, something went wrong at UBB. But we simply don’t yet know what it was. If there was improper conduct regarding operations and safety, there will be accountability. What we do know is this: Accusations that Massey Energy is indifferent to safety could not be more wrong. And we want to tell you why, because we want to reassure you that our company puts the safety of its members first — and always first.

Our Culture of Safety

“Safety is Job 1,” or S-1, is not just a slogan for our emphasis on work safety at Massey Energy, but a vow. Safety is the right place to start and emphasize always because, literally, lives are at stake. And the emphasis on safety is in the company’s own interest because accidents hurt the company’s economic well-being. Obviously, the loss of UBB for an undetermined length of time is of no economic benefit to Massey Energy.

In 1992, as he assumed leadership of Massey, Don Blankenship, our Chairman and Chief Executive Officer, first declared that Safety is Job 1, or S-1 — Safety First.

Thus, our corporate culture today focuses on three priorities: safety, ethics and excellence. Massey Energy’s members are among the best trained, most productive and safest miners in the world. They receive continuous, comprehensive training, and they use state-of-the-art technology and equipment. The company continually presses for innovations in making work safer.

Massey Energy fosters its corporate culture of safety through a well-developed process of training, mentoring, monitoring, reduction of risk through safety innovation, and recognition of safety excellence.

Every Massey member, from the executive in an office to the miner working the coal, is responsible for safety. And the company’s process for safety evaluation gives each member an active voice in developing, improving, and maintaining our safety programs.

Massey has not been content to simply observe the letter of the law and regulations. This company has been an innovator in enhancing safety in such ways as improving equipment and refining work practices. These enhancements have been as simple as replacing ladders with steps on large trucks to reduce falls (1995) to as complex as developing proximity detection systems that automatically shut down a continuous mining machine when a miner gets too close (2005).

Massey developed “submarine kits” to protect dozer operators in case of falls into underground voids at coal stockpiles. These kits protect the operator with a reinforced cab and provide air, light and communication until the operator can be rescued. Such innovations are shared with the mining industry, and there are documented cases of submarine kits saving lives at other companies. Some of our innovations have been adopted not just by the industry but MSHA.

The emphasis on safety has worked. The amount of time lost to accidents at Massey Energy has bested the industry average for 17 of the last 19 years, and improvements continue. UBB had less than one violation per inspection day cited by MSHA, a rate consistent with national averages. In fact, most of the citations issued by the agency at UBB were corrected on the same day they were issued — partly because the citations involved relatively easily corrected violations, but mostly because this company is committed to resolving safety issues as quickly as possible.

The safety benchmark used by the industry and MSHA is the Non- Fatal Days Lost, or NFDL rate, which measures the frequency of accidents that cause a miner to miss work. Massey’s rate has shown constant improvement and is far better than the industry average. At the end of March 2010, our NFDL rate was .79.

Safety Evaluations and Citations

The government inspection system for ensuring mine safety is comprehensive and detailed, as is the process for resolving citations for violations issued by inspectors. Often, we think, media reports have greatly oversimplified that system, with misguided reliance on gross numbers of citations.

As the press has reported, last year the UBB mine had an inordinate number of D Orders. To put these in perspective, let’s look quickly at how the MSHA violation system works.

A few basics: All mines must be visited at least four times per year. For larger mines, such as UBB, at least one inspector may be present for a majority of work days.

The range of violations is wide, from incomplete paperwork to malfunctioning machinery to more serious conditions. About 60 percent of citations are written for what the inspectors determine are non-significant or non-substantial violations. A fine must be paid and the condition corrected, but there is no jeopardy to safety.

But some violations are more serious, and government inspectors have power to compel corrections — because under the MSHA system, abatement is also mandatory. Even if the citation will be contested, the alleged hazard itself must first be corrected. Most violations are corrected the same day, often immediately. For those that require more time to correct, a deadline is given by the inspector. The company has no choice in the matter, and it must follow the directive of the inspector. It can contest the citation, but it will take months or years for the contest to be heard. The essential point is that work with the equipment or in the mine area cited by an inspector cannot resume while a cited hazard exists.

There are two penalties for violations. One is a monetary fine, which can be appealed and, eventually, may be reduced or dismissed. Secondly, there is a loss of production while the condition cited is corrected.

Issuing citations is not a simple process. Subjectivity is involved because inspectors must evaluate not just whether some condition violates the law or regulations, but just how serious the condition is and how long it has existed: Could an injury occur? How likely is that? If it did, how serious would the injury be? Was management negligent by letting this condition exist? Such judgments, not just the violation itself, will determine whether the fine will be several hundred dollars or tens of thousands of dollars, or even more. Often, when a company appeals a citation, it is not challenging the violation itself but the inspector’s judgment about how serious it was.

In any case, if an inspector determines that a serious violation has not been corrected or will take time to correct, no more work can be done with that equipment or in that mine area until corrections are made.

It is important to note that the longwall at UBB was not operating with the same ventilation system that it began with in September 2009. MSHA required us to change that system and we complied. Recognizing that professionals can reasonably disagree on the best method of ventilation at a mine, we have discovered the following: 1. that MSHA required several changes since that date that made the ventilation in this area significantly more complex; 2. that the volume of fresh air to the face was significantly reduced during this period; and 3. that our engineers resisted making the changes, in one instance to the point of shutting down production for two days, before agreeing to MSHAs ventilation plan changes.

Massey Energy is cooperating with all federal and state regulatory agencies involved in this investigation. The company is committed to working together to determine the cause of the accident, and to preventing it from ever happening again.

Our Ethics and Our Corporate Governance

Even as the company mourns the deaths of it members, it continues to do the hard but socially and economically useful work of mining coal for the nation’s energy needs.

Massey Energy is dedicated to maintaining the highest level of integrity in every aspect of its operations. Directors, executives and members sign ethics statements pledging to adhere to high standards of behavior. The ethics agreement includes guidelines for avoiding conflicts of interest and for reporting questionable accounting practices. Massey members are encouraged to report any suspicion of unethical or improper behavior to a toll-free anonymous hotline.

Massey’s commitment to compliance and ethics is supported and encouraged by the company’s strong board of directors and a highly qualified audit committee. The company’s Corporate Governance Guidelines require a majority of independent board members with no material relationship to the company or its affiliates.

Our Board of Directors is responsible for our strategic direction and risk oversight. The Board of Directors works to ensure that we have in place a strong process for identifying, prioritizing, sourcing, managing and monitoring our critical risks. In order to carry out its risk oversight function, the Audit, Compensation, Finance, Governance and Nominating and Safety, Environmental and Public Policy Committees are each responsible for risk oversight within each committee’s area of responsibility and regularly report to the Board of Directors.

In particular, all our directors participate in meetings of the Safety, Environmental and Public Policy Committee, which meets on a quarterly basis regarding our compliance with worker safety and environmental compliance rules, regulations and goals.

We are committed to an open, constructive dialogue with our shareholders regarding corporate governance. The Governance and Nominating Committee is made up entirely of independent directors, and the Lead Independent Director is available to shareholders to discuss concerns.

We have taken aggressive steps over the last decade to keep pace with the evolving governance landscape and remain open to feedback regarding best practices. In the last six years alone we have:

•	Lowered the mandatory retirement age for those joining the board after January 1st, 2006 to age 74 from age 78.

•	Capped severance agreement payouts for senior executive officers.

•	Amended our equity plan to set minimum vesting periods and cap cash incentives.

•	Developed an annual Corporate Social Responsibility Report.

•	Instituted Stock Ownership Guidelines for our top 5 employees.

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Implemented a Clawback Policy that enabled the company to reclaim any bonus paid to an executive if the Board of Directors determines there was intentional misconduct that led to a restatement of financial statements filed with the Securities and Exchange Commission.

•	Adopted a Director Resignation Policy, which is triggered if a director nominee fails to secure a majority of shareholder votes.

•	Invited shareholders to comment on board declassification and pledged to put it to a formal vote in 2011 if there is majority support for such action.

•	Reviewed “related transactions” to determine board independence and found none that rose to the disclosure level set by the New York Stock Exchange.

We are committed to strong governance and believe that our Governance and Nominating Committee will continue to actively monitor best practices under the leadership of our Lead Independent Director, Admiral Bobby R. Inman.

Admiral Inman became chair on Monday, April 19th after the resignation of the previous Chair, Lady Barbara Thomas Judge. Admiral Inman previously served as Director of the National Security Agency and Deputy Director of the Central Intelligence Agency. He is a managing director of Gefinor Ventures, Inc. and Limestone Ventures, Inc., both early stage venture capital firms, and has over 20 years of experience in venture capital investments. Admiral Inman previously served on numerous publicly traded companies and other boards of directors, though none within the past five years. During his 25 years of service on numerous corporate board of directors, Admiral Inman has served on every type of committee and has been responsible for implementation of Sarbanes-Oxley Act requirements.

Financial Update

Long-term success in business, and particularly in the coal industry, is wholly dependent on careful and responsible financial management and control. With a CEO who is a trained accountant, Massey has benefited from strong financial management and leadership. We base our operating plans on conservative forecasts and carefully monitor our results on a daily basis.

At the core of our financial management practices is the simple concept of being honorable in our financial commitments. Many coal companies, both recently and historically, have ended up in bankruptcy because they made commitments to provide pensions and other benefits that they could not fund. We have been careful to commit only to benefits we can honestly expect to pay and we work to ensure that our qualified pension plans are substantially funded.

We have maintained a manageable level of debt that has provided opportunities for timely growth at a reasonable cost of capital. In addition, we have had a successful track record of issuing shares and debt on a timely basis. For example, the debt and equity we issued in August of 2008 provided our company with stability and security during the global recession that emerged shortly thereafter and prevailed throughout 2009. Additionally, the equity we issued in March of 2010 enabled us to complete the important strategic acquisition of Cumberland Resources while maintaining a very strong balance sheet and a comfortable level of liquidity.

At March 31, 2010, we had cash and cash equivalents totaling $1,162.9 million. This compared to $665.8 million at December 31, 2009. In addition to its cash and cash equivalents, the Company also had $98.6 million available under its asset-based revolving credit facility for total liquidity of $1,261.5 million at March 31, 2010.

Total debt at March 31, 2010 was $1,301.8 million compared to $1,319.1 million at December 31, 2009. Our total debt-to-book capitalization ratio was 42.4 percent at March 31, 2010 compared to 51.2 percent at December 31, 2009. These measures indicate that we are well capitalized and have the resources to both sustain current operations and continue to pursue opportunities for strategic acquisitions and growth.

In summary, we have delivered on both employment and shareholder value. Since November 2000, Massey’s market cap value has risen from $758 million to about $4.2 billion. Massey Energy employed 3,600 people in 2000; today, it employs about 6,950.

While applying sound financial management practices internally, we also recognize the importance of diligent credit risk management as it relates to our customers. Because of the volatility of the global economy and the increasing diversity of the coal markets we serve, credit risk management has become more important than ever. We have a very capable and active credit committee that continuously monitors the financial status of our customers.

Finally, Massey’s Board of Directors provides a wealth of financial experience to complement the strength and expertise of our management team. It is noteworthy that the chair of the Finance Committee is a retired executive from the public accounting industry. At Massey, we remain committed to following sound financial principles in all aspects of our business to ensure the stability and sustainability of our company.

Conclusion

We hope this information has helped you understand the situation at Massey Energy at this difficult time. We will continue to keep you informed. For additional information, we encourage you to visit www.masseyenergyco.com.

Thank you,

Massey Energy